Exhibit 99.1

NEWS RELEASE

Valvoline Reports Second-Quarter Results
•Reported net income of $63 million and earnings per diluted share (EPS) of $0.33
•Adjusted EPS grew 3% to $0.35
•Adjusted EBITDA of $122 million, flat to prior year and up 21% sequentially
•Sales grew 4% to $591 million, while lubricant volume declined 2% to 44.4 million gallons
•Valvoline Instant Oil Change (VIOC) system-wide same-store sales (SSS) grew 10.8%
•Reduces full-year guidance for adjusted EBITDA to $460 million to $470 million

LEXINGTON, Ky., May 1, 2019 – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today reported financial results for its second fiscal quarter ended March 31, 2019.

"Our best-in-class Quick Lubes business delivered another strong quarter, with double-digit same-store sales growth and the addition of 26 net new stores," Chief Executive Officer Sam Mitchell said. "In Core North America, the actions we implemented in response to difficult DIY market dynamics drove notable improvement in our branded volume in the retail channel, leading to better overall sequential performance for the segment. Challenges in the market remain and impacted year-over-year results, and we continue to work to stabilize performance in Core North America. The recent increases in raw material costs have reduced our earnings expectations for the year."

Second-Quarter Results
Reported second-quarter 2019 net income and EPS were $63 million and $0.33, respectively, compared to reported second-quarter 2018 net income and EPS of $67 million and $0.33, respectively. Second-quarter 2019 adjusted net income and adjusted EPS were $67 million and $0.35, respectively, compared to adjusted net income of $68 million and adjusted EPS of $0.34 in the prior-year period.

Second-quarter 2019 adjusted results exclude, among other items, $7 million ($0.04 per diluted share) of restructuring and related expenses, recorded in selling, general, and administrative (SG&A) expenses. (For a full reconciliation of adjusted results see table 7.) Second-quarter adjusted EBITDA of $122 million increased 21 percent sequentially and was flat to the prior-year period.

Effective Oct. 1, 2018, the company adopted the new revenue recognition accounting standard. The adoption primarily resulted in a reclassification of certain items within the company's income statement and for the second quarter had a $2 million unfavorable impact on net earnings, negatively affecting Core North America's volume and profitability, and had no impact on cash flow from operations. Second-quarter 2019 results compared to the prior-year period included approximate increases of $9 million to sales and $13 million to cost of sales, as well as a decrease of $1 million in SG&A expenses. Excluding these impacts, sales would have increased 2 percent, cost of sales would have increased 4 percent, and SG&A, excluding restructuring and related expenses, would have declined 5 percent.

Operating Segment Results
Quick Lubes
•SSS grew 10.8% system-wide, 10.2% for company-owned stores and 11.2% for franchised stores
•Operating income grew 16% to $44 million; EBITDA grew 15% to $53 million
•Quick Lubes ended the quarter with 1,327 total company-owned and franchised stores, a net increase of 26 during the period and 186 versus the prior year
The Quick Lubes operating segment continued its strong performance, including exceptional SSS results. The growth in SSS was the result of a balanced contribution from an increase in both transactions and average ticket. Marketing investments made in customer acquisition and retention programs continued to drive higher transactions. Premium mix, pricing and an increase in revenue from non-oil-change services led to improvement in average ticket.
Sales and segment EBITDA growth were driven by increased SSS and the addition of 186 net new stores, as compared to the prior year, with 26 net new stores added during the second quarter. The year-over-year increase in stores includes more than 100 franchised locations in Canada through the recent Great Canadian Oil Change (GCOC) and Oil Changers acquisitions, both of which are performing well in their transition phases.
On Feb. 20, the company announced a joint venture in China with a local quick-lube services provider, piloting an expansion of Valvoline's Quick Lubes business outside North America with three stores now open. In addition, the company completed its previously announced acquisition of an independent, 12-store system in Las Vegas on April 12.

Core North America
•Operating income and adjusted EBITDA each improved 29% sequentially versus first quarter 2019
•Lubricant volume declined 9% versus the prior-year period to 22.4 million gallons
•Operating income declined $6 million year over year to $40 million, and adjusted EBITDA declined $5 million to $45 million
Recent actions taken to improve DIY performance — including more aggressive trade promotion and the optimization of promoted price points at key retail partners — coupled with the non-recurrence of first-quarter transitory items and favorable raw material costs resulted in substantial sequential improvement in profitability, with Core North America's adjusted EBITDA increasing 29 percent versus the first quarter.

The lubricant volume decline of 9 percent year over year, primarily attributable to the DIFM installer channel, had a relatively modest impact on profitability and was largely transitory. This was due in large part to the timing of the recognition of revenue to distributors, the transfer of the GCOC product sales to the Quick Lubes segment, and lower volume from a key account in reorganization proceedings.

Ongoing softness and competitive pressures in the broader DIY retail automotive lubricant market will continue to impact year-over-year volume in the retail channel.

International
•Lubricant volume was flat versus the prior-year period at 15.0 million gallons
•Lubricant volume from unconsolidated joint ventures increased 3% to 9.9 million gallons
•Operating income declined $1 million to $23 million, and EBITDA declined $2 million to $24 million
Volume grew 8 percent in the Europe, Middle East and Africa region. Offsetting this growth were declines in Latin America and certain Asia-Pacific markets.

Operating results continued to be negatively affected by the strong U.S. dollar, with an unfavorable net foreign exchange impact of $2 million in the second quarter.

Balance Sheet and Cash Flow
•Total debt of approximately $1.3 billion and net debt of approximately $1.2 billion
•Year-to-date cash flow from operations of $134 million; free cash flow of $86 million
•On April 12, the company amended its credit facilities, extending the term to 2024, reducing overall borrowing costs and increasing liquidity

Fiscal 2019 Outlook
Valvoline's second largest U.S. blending facility, in Deer Park, Texas, was temporarily shut down on March 18 because of a fire and resulting fuel and chemical releases at a nearby third-party petrochemical terminal. The plant, which sustained no damage, has reopened and restarted operations. During the shutdown, the company's product supply team quickly and effectively shifted production to other locations, causing little to no impact to customers. Costs related to the shutdown are being treated as a key item, including approximately $1 million in fiscal Q2 and the remainder in fiscal Q3. The company expects to recover the majority of the loss through its insurance coverage.

"I am pleased with the work of our teams during the temporary plant shutdown in Texas. We reacted quickly, met our customers' needs and managed through a difficult situation," Mitchell said.

"We are modestly lowering our volume and sales growth, while increasing our same-store sales guidance," he said. "The strong sequential improvement in results was encouraging, but recent raw material cost increases have led us to moderate our full-year outlook. We now expect adjusted EBITDA in the range of $460 million to $470 million.

"We continue to execute against the broad-based restructuring and cost-savings program announced during the quarter, and we expect to generate annualized operating expense savings of $40 million to $50 million by the end of fiscal 2020."

Information regarding the company’s outlook for fiscal 2019 is provided in the table below:

	Updated Outlook	Prior Outlook
Operating Segments
Lubricant gallons	(1)-1%	1-2%
Revenues	5-7%	6-8%
New Quick Lube stores (excludes Valvoline acquired stores and franchise conversions)
Company-owned	No change	27-32
Franchised	No change	60-70
VIOC same-store sales	8-9%	7-8%
Adjusted EBITDA	$460-$470 million	$470-$485 million
Corporate Items
Adjusted effective tax rate	No change	25-26%
Diluted adjusted EPS	$1.27-$1.33	$1.31-$1.39
Capital expenditures	No change	$115-$120 million
Free cash flow	$180-$200 million	$190-$210 million

The fiscal 2019 outlook, provided in the table above, includes the impact of the company’s adoption of new revenue recognition accounting guidance, effective as of Oct. 1, 2018.

Valvoline’s outlook for adjusted EBITDA, diluted adjusted EPS and the adjusted effective tax rate are non-GAAP financial measures that exclude or will otherwise be adjusted for items impacting comparability. Valvoline is unable to reconcile these forward-looking non-GAAP financial measures to GAAP net income and diluted EPS for 2019 without unreasonable efforts, as the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income and diluted EPS in 2019 but would not impact non-GAAP adjusted results.

Conference Call Webcast
Valvoline will host a live audio webcast of its fiscal second quarter 2019 conference call at 9 a.m. ET on Thursday, May 2, 2019. The webcast and supporting materials will be accessible through Valvoline’s website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Basis of Presentation
Certain prior-year amounts have been reclassified to conform to current-year presentation. In addition, the company adopted the new revenue recognition accounting standard, effective at the beginning of fiscal 2019, using the modified retrospective method; accordingly, Valvoline's consolidated and segment results for periods prior to this adoption were not adjusted. However, opening retained deficit was increased by $13 million, representing the cumulative effect of the changes, primarily related to the timing of certain sales made to distributors.

Use of Non-GAAP Measures
To aid in the understanding of Valvoline’s ongoing business performance, certain items within this news release are presented on an adjusted basis. These non-GAAP measures, presented on both a consolidated and operating segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income/loss, earnings/loss per share or cash flows from operating activities as a measure of operating performance or cash flows. For a reconciliation of non-GAAP measures, refer to Tables 4, 7, 8 and 9 of this news release.

The following are the non-GAAP measures management has included and how management defines them:
•EBITDA, which management defines as net income/loss, plus income tax expense/benefit, net interest and other financing expenses, and depreciation and amortization;
•Adjusted EBITDA, which management defines as EBITDA adjusted for certain non-operational items, including net pension and other postretirement plan expense/income; impairment of equity investment; and other items (which can include costs related to the separation from Ashland, impact of significant acquisitions or divestitures, restructuring costs, or other non-operational income/costs not directly attributable to the underlying business);
•Free cash flow, which management defines as operating cash flows less capital expenditures and certain other adjustments as applicable;
•Adjusted net income, which management defines as net income/loss adjusted for certain key items impacting comparability as noted in the definition of Adjusted EBITDA above, as well as the estimated net impact of the enactment of tax reform; and
•Adjusted EPS, which management defines as earnings per diluted share calculated using adjusted net income.
These measures are not prepared in accordance with U.S. GAAP and contain management’s best estimates of cost allocations and shared resource costs. Management believes the use of non-GAAP measures on a consolidated and operating segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income, and Adjusted EPS. These non-GAAP measures provide a supplemental presentation of Valvoline’s operating performance.

Adjusted EBITDA, Adjusted net income, and Adjusted EPS generally include adjustments for unusual, non-operational or restructuring-related activities, which impact the comparability of results between periods. Management believes these non-GAAP measures provide investors with a meaningful supplemental presentation of Valvoline’s operating performance. These measures include adjustments for net pension and other postretirement plan expense/income, which includes several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets, as well as those that are predominantly legacy in nature and related to prior service to the company from employees (e.g., retirees, former employees, current employees with frozen benefits). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) actuarial gains/losses, and (iv) amortization of prior service cost. Significant factors that can contribute to changes in these elements include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets, and other changes in actuarial assumptions, such as the life expectancy of plan participants. Accordingly, management considers that these elements are more reflective of changes in current conditions in global financial markets (in particular, interest rates) and are outside the operational performance of the business and are also primarily legacy amounts that are not directly related to the underlying business and do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees for current service. These measures will continue to include pension and other postretirement service costs related to current employee service as well as the costs of other benefits provided to employees for current service.

Management uses free cash flow as an additional non-GAAP metric of cash flow generation. By deducting capital expenditures and certain other adjustments, as applicable, management is able to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Valvoline’s results of operations are presented based on Valvoline’s management structure and internal accounting practices. The structure and practices are specific to Valvoline; therefore, Valvoline’s financial results, EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS are not necessarily comparable with similar information for other comparable companies. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS each have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, net income and cash flows from operating activities as determined in accordance with U.S. GAAP. Because of these limitations, you should rely primarily on net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP and use EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS only as supplements. In evaluating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS, you should be aware that in the future Valvoline may incur expenses/income similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS. Valvoline’s presentation of EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS should not be construed as a basis to infer that Valvoline’s future results will be unaffected by unusual or nonrecurring items.

About ValvolineTM
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866,

the company’s heritage spans more than 150 years, during which it has developed powerful brand recognition across multiple product and service channels. Valvoline ranks as the No. 3 passenger car motor oil brand in the DIY market by volume. It operates and franchises more than 1,300 quick-lube locations, and is the No. 2 chain by number of stores in the United States under the Valvoline Instant Oil ChangeSM brand and the No. 3 chain by number of stores in Canada under the Great Canadian Oil Change brand. It also markets Valvoline lubricants and automotive chemicals, including the new Valvoline™ Modern Engine Full Synthetic Motor Oil, which is specifically engineered to protect against carbon build-up in Gasoline Direct Injection (GDI), turbo and other engines manufactured since 2012; Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Synthetic motor oil; and Zerex™ antifreeze. To learn more, visit www.valvoline.com.

Forward-Looking Statements
Certain statements in this news release, other than statements of historical fact, including estimates, projections, statements related to Valvoline’s business plans and operating results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Valvoline’s most recently filed periodic reports on Forms 10-K and Forms 10-Q, which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings or on the SEC’s website at http://sec.gov. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.
TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries
FOR FURTHER INFORMATION
Sean T. Cornett
Sr. Director, Investor Relations & Communications
+1 (859) 357-2798
scornett@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2019	2018	2019	2018
Sales	$591	$569	$1,148	$1,114
Cost of sales	388	362	762	712
GROSS PROFIT	203	207	386	402
Selling, general and administrative expenses	113	111	218	218
Legacy and separation-related expenses, net	3	8	3	17
Equity and other income, net	(9)	(12)	(18)	(21)
OPERATING INCOME	96	100	183	188
Net pension and other postretirement plan income	(3)	(10)	(5)	(20)
Net interest and other financing expenses	19	16	36	30
INCOME BEFORE INCOME TAXES	80	94	152	178
Income tax expense	17	27	36	121
NET INCOME	$63	$67	$116	$57

NET EARNINGS PER SHARE
BASIC	$0.33	$0.33	$0.61	$0.28
DILUTED	$0.33	$0.33	$0.61	$0.28

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	189	200	189	201
DILUTED	189	200	189	202

Valvoline Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	March 31	September 30
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$114	$96
Accounts receivable, net	368	409
Inventories, net	192	176
Prepaid expenses and other current assets	59	44
Total current assets	733	725

Noncurrent assets
Property, plant and equipment, net	441	420
Goodwill and intangibles, net	478	448
Equity method investments	34	31
Deferred income taxes	125	138
Other noncurrent assets	103	92
Total noncurrent assets	1,181	1,129

Total assets	$1,914	$1,854

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt	$30	$30
Trade and other payables	154	178
Accrued expenses and other liabilities	206	203
Total current liabilities	390	411

Noncurrent liabilities
Long-term debt	1,318	1,292
Employee benefit obligations	325	333
Other noncurrent liabilities	179	176
Total noncurrent liabilities	1,822	1,801

Stockholders' deficit	(298)	(358)

Total liabilities and stockholders’ deficit	$1,914	$1,854

Valvoline Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Six months ended
	March 31
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$116	$57
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	28	25
Debt issuance cost and discount amortization	1	1
Deferred income taxes	—	65
Equity income from unconsolidated affiliates, net of distributions	(2)	(4)
Pension contributions	(2)	(9)
Stock-based compensation expense	5	7
Other operating activities, net	—	(3)
Change in operating assets and liabilities (a)	(12)	(31)
Total cash provided by operating activities	134	108

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(48)	(30)
Acquisitions, net of cash acquired	(35)	(67)
Other investing activities, net	(2)	6
Total cash used in investing activities	(85)	(91)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings, net of issuance costs	162	95
Repayments on borrowings	(137)	(15)
Repurchases of common stock	—	(123)
Payments for purchase of additional ownership in subsidiary	(1)	(15)
Cash dividends paid	(40)	(30)
Other financing activities	(4)	(5)
Total cash used in financing activities	(20)	(93)
Effect of currency exchange rate changes on cash, cash equivalents, and restricted cash	—	2
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	29	(74)
Cash, cash equivalents, and restricted cash - beginning of period	96	201
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH - END OF PERIOD	$125	$127

(a) Excludes changes resulting from operations acquired or sold.

Valvoline Inc. and Consolidated Subsidiaries								Table 4
FINANCIAL INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)
	Three months ended March 31
	2019				2018
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income	Depreciation and amortization	EBITDA
Quick Lubes	$200	$44	$9	$53	$158	$38	$8	$46
Core North America	243	40	4	44	258	46	4	50
International	148	23	1	24	153	24	2	26
Total operating segments	591	107	14	121	569	108	14	$122
Unallocated and other (a)		(11)		(8)		(8)		2
Total results	591	96	14	113	569	100	14	124
Key items:
Net pension and other postretirement plan income		—		(3)		—		(10)
Legacy and separation-related expenses, net		3		3		8		8
Restructuring and related expenses		8		8		—		—
Business interruption expenses (b)		1		1		—		—
Adjusted results	$591	$108	$14	$122	$569	$108	$14	$122

	Six months ended March 31
	2019				2018
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income	Depreciation and amortization	EBITDA
Quick Lubes	$389	$82	$17	$99	$312	$73	$14	$87
Core North America	475	71	8	79	509	89	8	97
International	284	41	3	44	293	43	3	46
Total operating segments	1,148	194	28	222	1,114	205	25	230
Unallocated and other (a)		(11)		(6)		(17)		3
Total results	1,148	183	28	216	1,114	188	25	233
Key items:
Net pension and other postretirement plan income		—		(5)		—		(20)
Legacy and separation-related expenses, net		3		3		17		17
Restructuring and related expenses		8		8		—		—
Business interruption expenses (b)		1		1		—		—
Adjusted results	$1,148	$195	$28	$223	$1,114	$205	$25	$230

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, net legacy and separation-related expenses and certain other corporate costs not allocated to the operating segments.
(b) Business interruption expenses associated with the Company's Deer Park, Texas facility recognized during the three and six months ended March 31, 2019 are included within operating income for the Core North America operating segment.

Valvoline Inc. and Consolidated Subsidiaries				Table 5
INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2019	2018	2019	2018
QUICK LUBES
Lubricant sales (gallons)	7.0	5.9	13.5	11.6
Premium lubricants (percent of U.S. branded volumes)	64.6%	62.2%	64.2%	61.8%
Gross profit as a percent of sales (a)	39.6%	40.1%	39.0%	40.3%
Same-store sales growth - Company-owned	10.2%	11.2%	10.0%	9.6%
Same-store sales growth - Franchised	11.2%	8.5%	10.5%	8.3%
Same-store sales growth - Combined	10.8%	9.6%	10.3%	8.8%
CORE NORTH AMERICA
Lubricant sales (gallons)	22.4	24.6	44.1	48.4
Premium lubricants (percent of U.S. branded volumes)	53.5%	49.7%	51.7%	48.8%
Gross profit as a percent of sales (a) (b)	34.2%	37.6%	33.0%	37.7%
INTERNATIONAL
Lubricant sales (gallons) (c)	15.0	15.0	28.8	29.3
Lubricant sales (gallons), including unconsolidated joint ventures	24.9	24.6	49.1	49.7
Premium lubricants (percent of lubricant volumes)	28.1%	26.3%	28.3%	27.0%
Gross profit as a percent of sales (a)	27.8%	29.6%	27.5%	28.9%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales, divided by sales.
(b)	Pre-tax adjustments associated with business interruption expenses were recorded in cost of sales within the Core North America operating segment. Reported gross profit as a percent of sales for the three and six months ended March 31, 2019 were 34.2% and 33.0%, respectively. Adjusted gross profit as a percent of sales for the three and six months ended March 31, 2019 were 34.6% and 33.2%, respectively.
(c) Excludes volumes from unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries					Table 6
QUICK LUBES STORE INFORMATION
(Preliminary and unaudited)

	Company-owned
	Second Quarter 2019	First Quarter 2019	Fourth Quarter 2018	Third Quarter 2018	Second Quarter 2018

Beginning of period	471	462	451	445	442
Opened	7	5	11	4	—
Acquired	5	—	—	1	2
Net conversions between company-owned and franchised	—	4	—	1	1
Closed	—	—	—	—	—
End of period	483	471	462	451	445

	Franchised
	Second Quarter 2019	First Quarter 2019	Fourth Quarter 2018	Third Quarter 2018	Second Quarter 2018

Beginning of period	830	780	703	696	697
Opened	15	24	5	10	2
Acquired	—	31	73	—	—
Net conversions between company-owned and franchised	—	(4)	—	(1)	(1)
Closed	(1)	(1)	(1)	(2)	(2)
End of period	844	830	780	703	696

Total stores	1,327	1,301	1,242	1,154	1,141

	Express Care
	Second Quarter 2019	First Quarter 2019	Fourth Quarter 2018	Third Quarter 2018	Second Quarter 2018

Number of locations at end of period	336	337	347	324	323

Valvoline Inc. and Consolidated Subsidiaries				Table 7
RECONCILIATION OF NON-GAAP DATA - NET INCOME AND DILUTED EARNINGS PER SHARE
(In millions, except per share data - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2019	2018	2019	2018

Reported net income	$63	$67	$116	$57
Adjustments:
Net pension and other postretirement plan income	(3)	(10)	(5)	(20)
Legacy and separation-related expenses, net	3	8	3	17
Restructuring and related expenses (a)	8	—	8	—
Business interruption expenses (b)	1	—	1	—
Total adjustments, pre-tax	9	(2)	7	(3)
Income tax (expense) benefit of adjustments	(3)	1	(3)	—
Income tax adjustments (c)	(2)	2	(2)	73
Total adjustments, after tax	4	1	2	70
Adjusted net income	$67	$68	$118	$127

Reported diluted earnings per share	$0.33	$0.33	$0.61	$0.28
Adjusted diluted earnings per share	$0.35	$0.34	$0.62	$0.63

Weighted average diluted common shares outstanding	189	200	189	202

(a)
Pre-tax adjustments associated with restructuring and related expenses were recorded in Selling, general and administrative expenses within the Statements of Consolidated Income in the three and six months ended March 31, 2019. Reported Selling, general and administrative expenses for the three and six months ended March 31, 2019 were $113 million and $218 million, respectively. Adjusted Selling, general and administrative expenses for the three and six months ended March 31, 2019 were $105 million and $210 million, respectively.

(b)
Pre-tax adjustments associated with business interruption expenses were recorded in Cost of sales within the Statements of Consolidated Income in the three and six months ended March 31, 2019. Reported Cost of sales for the three and six months ended March 31, 2019 were $388 million and $762 million, respectively. Adjusted Cost of sales for the three and six months ended March 31, 2019 were $387 million and $761 million, respectively.

(c)	Income tax adjustments in fiscal 2019 relate to Kentucky tax reform, and income tax adjustments in fiscal 2018 relate to U.S. tax reform.

Valvoline Inc. and Consolidated Subsidiaries				Table 8
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended		Six months ended
	March 31		March 31
	2019	2018	2019	2018
Adjusted EBITDA - Valvoline
Net income	$63	$67	$116	$57
Add:
Income tax expense	17	27	36	121
Net interest and other financing expenses	19	16	36	30
Depreciation and amortization	14	14	28	25
EBITDA	113	124	216	233
Key items: (a)
Net pension and other postretirement plan income	(3)	(10)	(5)	(20)
Legacy and separation-related expenses, net	3	8	3	17
Restructuring and related expenses	8	—	8	—
Business interruption expenses	1	—	1	—
Adjusted EBITDA	$122	$122	$223	$230

Adjusted EBITDA - Core North America
Operating income	$40	$46	$71	$89
Add:
Depreciation and amortization	4	4	8	8
EBITDA	44	50	79	97
Key item: (a)
Business interruption expenses	1	—	1	—
Adjusted EBITDA	45	50	80	97

Adjusted EBITDA - Unallocated and other
Operating loss	$(11)	$(8)	$(11)	$(17)
Add:
Depreciation and amortization	—	—	—	—
Net pension and other postretirement plan income	3	10	5	20
EBITDA	(8)	2	(6)	3
Key items: (a)
Net pension and other postretirement plan income	(3)	(10)	(5)	(20)
Legacy and separation-related expenses, net	3	8	3	17
Restructuring and related expenses	8	—	8	—
Adjusted EBITDA	$—	$—	$—	$—

(a)
Key items were recorded in Core North America and Unallocated and Other. The tables above reconcile Core North America and Unallocated and other operating income (loss) and relevant other items reported below operating income (loss), as applicable, to EBITDA and Adjusted EBITDA.

Valvoline Inc. and Consolidated Subsidiaries		Table 9
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Six months ended
	March 31
Free cash flow (a)	2019	2018
Total cash flows provided by operating activities	$134	$108
Adjustments:
Additions to property, plant and equipment	(48)	(30)
Free cash flow	$86	$78

		Fiscal year
Free cash flow (a)		2019 Outlook
Total cash flows provided by operating activities		$300 - $315
Adjustments:
Additions to property, plant and equipment		(115 - 120)
Free cash flow		$180 - $200

(a)	Free cash flow is defined as cash flows from operating activities less capital expenditures and certain other adjustments as applicable.